DUANE, MORRIS & HECKSCHER LLP
                               1667 K. Street, N. W. Suite 700
                               WASHINGTON, DC 20006-1608



December 9,1997

Petroleum Development Corporation
103 E. Main Street
Bridgeport, WV 26330


             Re:  PDC 2000 Drilling Program

Dear Sirs:

      We have acted as counsel to PDC 2000 Drilling Program (the "Program"), in connection with the offer and sale of securities in a series of limited partnerships, PDC 1998-A Limited Partnership, PDC 1998-B Limited Partnership, PDC 1998-C Limited Partnership, PDC 1998-D Limited Partnership, PDC 1999-A Limited Partnership, PDC 1999-B Limited Partnership, PDC 1999-C Limited Partnership, PDC 1999-D Limited Partnership, PDC 2000-A Limited Partnership, PDC 2000-B Limited Partnership, PDC 2000-C Limited Partnership, West Virginia Uniform Limited Partnership Act in accordance with their respective Limited Partnership Agreements in the forms provided to us (each a "Partnership Agreement"), and the preparation and filing of a registration statement on Form S-1 ("the Registration Statement") for 7,500 units of preformation general and limited partnership interests in the Partnerships (the "Units").

      As such counsel, we have reviewed each of the Partnership Agreements, the Registration Statement, including the prospectus included therein (the "Prospectus"), and such documents pertaining to the Program and Partnerships as we have deemed necessary for the purpose of rendering this opinion. Based upon the foregoing, we are of the opinion that:

      When issued and sold in accordance with the Registration Statement and the respective the Partnership Agreement for the Partnership to which the respective Units relate, and upon the filing with the West Virginia Secretary of State of such the Partnership Agreement or an appropriate amendment or amendments to such the Partnership Agreements, reflecting the admission of the subscribers thereto as additional general and limited partners in accordance with West Virginia law, the Units when issued against payment therefore as contemplated by the respective Partnership Agreement will constitute fully paid and non-assessable partnership interests in the respective Partnership and duly and validly issued general and limited partnership interests.

      We hereby consent to the filling of this opinion as an exhibit to the Registration Statement and to all references to our firm in the Prospectus.


                                        Sincerely,

                                        /s/ Duane, Morris & Heckscher LLP

                                        Duane, Morris & Heckscher LLP